SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                FORM 8-K

                             CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)  September 10, 1998
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                      Commission File Number 0-404
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                THE CONNECTICUT LIGHT AND POWER COMPANY
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          (Exact name of registrant as specified in its charter)


               CONNECTICUT                      06-0303850
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


        SELDEN STREET, BERLIN, CONNECTICUT             06037-1616
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     (Address of principal executive offices)          (Zip Code)


                            (860) 665-5000
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         (Registrant's telephone number, including area code)


                            Not Applicable
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    (Former name or former address, if changed since last report)

Item 5. Other Events


1. Millstone 2 Restart Schedule

     In testimony presented on September 10, 1998 in a rate proceeding before the Connecticut Department of Public Utility Control involving The Connecticut Light and Power Company (CL&P), the Northeast Nuclear Energy Company's (NNECO) President and Chief Executive Officer stated that a detailed examination of the recovery schedule for Millstone 2 was in process and that he expected the final schedule to indicate a Millstone 2 restart in the first quarter of 1999. NNECO had previously hoped to return Millstone 2 to service by the end of 1998. However, he said all known work would not be incorporated in the schedule until the end of September, and a final schedule incorporating refinement of the schedule logic and the effects of resource additions would not be finished until the end of October.

     Millstone 2 is owned 81-percent by CL&P and 19-percent by Western Massachusetts Electric Company (WMECO) and has been out of service since February 21, 1996. CL&P and WMECO are subsidiaries of Northeast Utilities
(NU). The continuing outage of Millstone 2 will cost CL&P and WMECO $10 million and $2 million per month, respectively, which amounts both companies will expense as incurred.

     For more information concerning this matter, see NU's, CL&P's and WMECO's quarterly reports on Form 10-Q for the quarters ending March 31, 1998 and June 30, 1998.

2. System Revolver Bank Waivers

     On September 16, 1998, CL&P and WMECO announced the successful renegotiation of key financial covenants in their revolving credit agreement.

A press release issued on that date describes this transaction:

      "Northeast Utilities' (NU) major operating subsidiaries in Connecticut and Massachusetts have successfully renegotiated key financial covenants in their revolving bank line, NU announced today. That line allows The Connecticut Light and Power Company (CL&P) and Western Massachusetts Electric Company (WMECO) to borrow up to $313.75 million between them, subject to the continued availability of first-mortgage bonds each company has deposited with the banks.

     A consortium of 11 banks involved in the revolving credit agreement has agreed to reduce interest coverage and common equity tests until the agreement ends in mid-November 1999, according to David R. McHale, NU vice president and treasurer. Under the new terms, both CL&P and WMECO will have to maintain at least a 31-percent level of common equity when compared to total capitalization. Under the previous terms, CL&P and WMECO needed to maintain a common equity level of at least 32 percent.

     The second test involves the ratio between adjusted operating income and interest expense. For both CL&P and WMECO, the minimum ratio is now 1.25:1 in the third quarter of 1998; 1.35:1 in the fourth quarter of 1998; 1.75:1 in the first quarter of 1999 and 2:1 for the remaining term of the loan agreement. Previous terms included a minimum ratio of 2:1 in the third quarter of 1998 and 2.5:1 thereafter.

     McHale said CL&P and WMECO had been able to meet second-quarter 1998 loan covenants with some margin. For example, as of June 30, 1998, CL&P's common equity ratio was nearly 32.7 percent and WMECO's common equity ratio exceeded 33.5 percent.

     However, McHale said the previous ratios were negotiated in early 1997 with the expectation that the Millstone 2 nuclear power plant would return to service in 1998. Currently, Millstone 2 is not expected to be ready to restart until the first quarter of 1999. As a result, replacement power costs will be higher and financial results will be weaker in the second half of 1998 than what the company projected 18 months ago.

     McHale attributed the banks' willingness to renegotiate the terms of the revolving credit line primarily to the successful restart of the Millstone 3 nuclear power plant in early July 1998. The restart is saving CL&P and WMECO approximately $10 million a month in replacement power and generating capacity costs.

     Lead banks in the consortium are Citibank, N.A., Toronto Dominion, Inc., and Fleet National Bank.

     CL&P is Connecticut's largest electric utility, serving approximately
1.1 million customers in 149 cities and towns throughout Connecticut. WMECO serves nearly 200,000 customers in 59 cities and towns in western
Massachusetts."

      CL&P is seeking, and presently expects to obtain, a waiver of similar covenants under its lease involving four turbine generators with an installed cost of $70 million entered into in 1996.

     For more information concerning this matter, see NU's, CL&P's and WMECO's quarterly reports on Form 10-Q for the quarters ending March 31, 1998 and June 30, 1998.

                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          THE CONNECTICUT LIGHT AND POWER COMPANY
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                                        Registrant




Date  September 22, 1998                  By /s/David R. McHale
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                                        David R. McHale
                                        Vice President and Treasurer